Exhibit 99.(h)(7)(ii)

Schedule A

Dated April 30, 2014
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Investment Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Active Bond Fund	A	0.90%	April 30, 2015
	C	1.65%	April 30, 2015
	Y	0.65%	April 30, 2015
	Institutional	0.57%	April 30, 2015

High Yield Fund	A	1.05%	January 30, 2015
	C	1.80%	January 30, 2015
	Y	0.80%	January 30, 2015
	Institutional	0.72%	January 30, 2015

Institutional Money Market Fund	Institutional	0.20%	January 30, 2015

Money Market Fund	A	0.85%	January 30, 2015
	S	0.90%	January 30, 2015

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INVESTMENT TRUST

By:
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:
Steven M. Graziano
President

By:
Terrie A. Wiedenheft
Chief Financial Officer